STRONG FY2019 RESULTS; HIGHEST PROFIT IN OVER 10 YEARS
STRATEGIC ACTIONS TAKE HOLD, INCREASING MARGINS
FY2020 GUIDANCE REFLECTS CONTINUED GROWTH

Macon, GA, December 11, 2019 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2019 full year and fourth quarter results. GAAP net income for the fourth quarter and full year were $11.6 million and $24.3 million, respectively. Compared with prior periods, Blue Bird improved Adjusted EBITDA by $4.3 million to $33.4 million in the fourth quarter and by $11.5 million to $81.8 million in the full year, despite higher commodity costs and lower volume. Diluted EPS and Adjusted Diluted EPS are down 9 cents and up 4 cents for the quarter, and down $0.18 and $0.16 for the full year. The full year decline is more than explained by a one-time tax benefit recorded in FY2018.

Highlights

(in millions except EPS data)	Three Months Ended September 28, 2019	B/(W) 2018	Fiscal Year Ended September 28, 2019	B/(W) 2018
Unit Sales	3,726	(31)	11,017	(632)
GAAP Measures:
Revenue	$343.5	$11.9	$1,018.9	$(6.1)
Net income	$11.6	$(3.3)	$24.3	$(6.5)
Diluted earnings per share	$0.43	$(0.09)	$0.90	$(0.18)
Non-GAAP Measures[1]:
Adjusted EBITDA	$33.4	$4.3	$81.8	$11.5
Adjusted Net Income	$20.0	$(0.1)	$43.5	$(7.1)
Adjusted Diluted Earnings per Share	$0.74	$0.04	$1.61	$(0.16)
1 Reconciliation to relevant GAAP metrics shown below

“We are very pleased with both our fourth quarter and full year performance, breaking 10+ year records for profits in both time periods," said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “The annual bus pricing implemented in late fiscal 2018 to offset rapidly-increasing commodity costs, and a record 48% mix of alternative-fueled bus sales, contributed to an increase in net revenue per bus of nearly $4,000 in the full year. We also achieved significant structural cost reductions from the Transformational Initiatives program that we started last year. We expect continued gains through FY2020 and beyond from the continued focus on the ongoing implementation of these plans. We are pleased to announce increased net revenue and profit outlook for FY2020 with full-year revenue guidance at $1,020- $1,050 million and Adjusted EBITDA guidance at $90 - $95 million.

"We are focused on delivering differentiated and innovative products that customers want and value, as demonstrated by our continued growth in alternative-fueled bus sales. I am particularly pleased with our Propane success in FY2019, where, seven years after we launched this product, our sales grew by more than 40% over last year. With the industry's broadest range of alternative-fueled school buses, offered at the lowest-emission levels, we are the clear product and sales leader in the fastest growing segment of the business.

"While making investments in our production facility through FY2020 to drive productivity and quality, we will continue to generate positive cash flow with Adjusted Free Cash Flow guidance at $30 - $35 million."

Fiscal 2019 Fourth Quarter Results

Net Sales
Net sales were $343.5 million for the fourth quarter of fiscal 2019, an increase of $11.9 million, or 3.6%, from prior year period. Bus unit sales were 3,726 units for the quarter compared with 3,757 units for the same period last year.

Gross Profit
Fourth quarter gross profit of $46.6 million represented an increase of $3.9 million from the fourth quarter of last year. Gross profit margin improved 0.7 points to 13.6%.

Net Income
Net income was $11.6 million for the fourth quarter of fiscal 2019, representing a decrease in profit of $3.3 million compared with the same period last year, due to higher tax and interest expense in the fourth quarter of FY2019.

Adjusted Net Income
Adjusted Net Income was $20.0 million, representing a decrease of $0.1 million compared with the same period last year.

Adjusted EBITDA
Adjusted EBITDA was $33.4 million, representing an increase of $4.3 million compared with the fourth quarter last year. Bus pricing and cost reductions more than offset the impact of commodity-cost headwinds and lower volume.

Full Year 2019 Results

Net Sales
Net sales were $1.02 billion for the fiscal year ended September 28, 2019, a decrease of $6.1 million, or 0.6%, compared with the prior year. Bus unit sales were 11,017 units for the fiscal year ended September 28, 2019 compared with 11,649 units for the same period last year.

Gross Profit
Year-to-date gross profit was $133.5 million, an increase of $11.5 million from the prior year.

Net Income
Net income was $24.3 million for the fiscal year ended September 28, 2019, which was $6.5 million below the same period in the prior year.

Adjusted Net Income
Year-to-date Adjusted Net Income was $43.5 million, representing a decrease of $7.1 million compared with the prior year. The decline is more than accounted for by the non-recurrence of tax benefits realized in the third quarter of FY2018.

Adjusted EBITDA
Adjusted EBITDA was $81.8 million for the fiscal year ended September 28, 2019, an increase of $11.5 million over the prior year.

Conference Call Details

Blue Bird will discuss its fourth quarter 2019 results and other related matters in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•
Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•	Participants desiring audio only should dial 1-866-548-4713 or 1-323-794-2093

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 570,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow” because management views these metrics as a useful way to look at the performance of our operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income prior to discontinued operations income or loss, interest income, interest expense including the component of lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents interest expense on lease liabilities, income taxes, depreciation and amortization including the component of lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents amortization charges on right-to-use lease assets, and disposals, as adjusted to add back certain charges that we may record each year, such as stock-compensation expense, as well as non-recurring charges such as (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. We believe these expenses are non-recurring charges and not considered an indicator of ongoing company performance. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted Net Income is net income as adjusted to add back certain costs as mentioned above. Adjusted diluted earnings per share represents Adjusted Net Income available to common stockholders by diluted weighted average common shares outstanding (as if we had GAAP net income during the respective period). Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined in the preceding paragraph. We believe the non-GAAP metrics offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define free cash flow as total cash provided by/used in operating activities minus cash paid for fixed assets and acquired intangible assets. We define adjusted free cash flow as free cash flow minus cash paid for (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. We use free cash flow and adjusted free cash flow, and ratios based on both, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations. In limited circumstances in which proceeds from sales of fixed assets exceed purchases, free cash flow would exceed cash flow from operating activities. However, since we do not anticipate being a net seller of fixed assets, we expect free cash flow to be less than cash flows from operating activities.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Forward-looking statements in this document also may include, but are not limited to, statements regarding the pricing of the share repurchase, the potential tender offer by Blue Bird for shares of its common stock, and the benefits and timing of any potential tender offer. Many risks, contingencies and uncertainties could cause actual results to differ materially from Blue Bird’s forward-looking statements. Among these factors are the risk that Blue Bird may decide not to commence the tender offer, and that if Blue Bird does commence a tender offer, that the offer may not be completed.

Contact:
Mark Benfield
Investor Relations & Government Affairs
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	September 28, 2019	September 29, 2018
Assets
Current assets
Cash and cash equivalents	$70,959	$60,260
Accounts receivable, net	10,537	24,067
Inventories	78,830	57,333
Other current assets	11,765	8,183
Total current assets	$172,091	$149,843
Property, plant and equipment, net	100,058	66,054
Goodwill	18,825	18,825
Intangible assets, net	54,720	55,472
Equity investment in affiliate	11,106	11,123
Deferred tax assets	3,600	4,437
Finance lease right-of-use assets	4,638	—
Other assets	375	1,676
Total assets	$365,413	$307,430
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$102,266	$95,780
Warranty	9,161	9,142
Accrued expenses	28,697	21,935
Deferred warranty income	8,632	8,159
Finance lease obligations	716	—
Other current liabilities	10,310	3,941
Current portion of long-term debt	9,900	9,900
Total current liabilities	$169,682	$148,857
Long-term liabilities
Long-term debt	$173,226	$132,239
Warranty	13,182	13,504
Deferred warranty income	15,413	15,032
Deferred tax liabilities	168	197
Finance lease obligations	3,921	—
Other liabilities	12,108	4,924
Pension	45,524	21,013
Total long-term liabilities	$263,542	$186,909
Stockholders' deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 and 93,000 issued with liquidation preference of $0 and $9,300 at September 28, 2019 and September 29, 2018, respectively	$—	$9,300
Common stock, $0.0001 par value, 100,000,000 shares authorized, 26,476,336 and 27,259,262 shares outstanding at September 28, 2019 and September 29, 2018, respectively	3	3
Additional paid-in capital	84,271	70,023
Accumulated deficit	(45,649)	(69,235)
Accumulated other comprehensive loss	(56,154)	(38,427)
Treasury stock, at cost, 1,782,568 and 0 shares at September 28, 2019 and September 29, 2018, respectively	(50,282)	—
Total stockholders' deficit	$(67,811)	$(28,336)
Total liabilities and stockholders' deficit	$365,413	$307,430

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands except for share data)	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net sales	$343,532	$331,613	$1,018,874	$1,024,976
Cost of goods sold	296,904	288,914	885,400	902,988
Gross profit	$46,628	$42,699	$133,474	$121,988
Operating expenses
Selling, general and administrative expenses	28,445	22,685	89,642	86,911
Operating profit	$18,183	$20,014	$43,832	$35,077
Interest expense	(2,638)	(1,549)	(12,879)	(6,661)
Interest income	—	28	9	70
Other expense, net	(297)	(1,214)	(1,331)	(1,613)
Income before income taxes	$15,248	$17,279	$29,631	$26,873
Income tax (expense) benefit	(4,740)	(3,042)	(7,573)	2,620
Equity in net income of non-consolidated affiliate	1,084	695	2,242	1,327
Net income	$11,592	$14,932	$24,300	$30,820

Earnings per share:
Net income (from above)	$11,592	$14,932	$24,300	$30,820
Less: preferred stock dividends	—	181	—	1,896
Net income available to common stockholders	$11,592	$14,751	$24,300	$28,924

Basic weighted average shares outstanding	26,472,490	27,029,354	26,455,436	25,259,595
Diluted weighted average shares outstanding	26,904,766	28,579,670	27,043,814	28,616,862

Basic earnings per share	$0.44	$0.55	$0.92	$1.15
Diluted earnings per share	$0.43	$0.52	$0.90	$1.08

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
(in thousands of dollars)	September 28, 2019	September 29, 2018
Cash flows from operating activities
Net income	$24,300	$30,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,383	9,042
Non-cash interest expense	3,822	771
Share-based compensation	4,273	2,628
Equity in net income of affiliate	(2,242)	(1,327)
Loss on disposal of fixed assets	5	114
Deferred taxes	6,632	5,655
Amortization of deferred actuarial pension losses	2,758	3,521
Foreign currency hedges	109	(109)
Changes in assets and liabilities:
Accounts receivable	13,530	(13,920)
Inventories	(21,497)	17,786
Other assets	(4,651)	2,755
Accounts payable	6,318	3,096
Accrued expenses, pension and other liabilities	9,707	(14,307)
Dividend from equity investment in affiliate	2,259	1,828
Total adjustments	$31,406	$17,533
Total cash provided by operating activities	$55,706	$48,353
Cash flows from investing activities
Cash paid for fixed and acquired intangible assets	(35,514)	(32,118)
Proceeds from sale of fixed assets	47	14
Total cash used in investing activities	$(35,467)	$(32,104)
Cash flows from financing activities
Borrowings under the senior term loan	$50,000	$—
Repayments under the senior term loan	(9,900)	(7,850)
Principal payments on finance leases	(133)	—
Cash paid for capital leases	—	(158)
Cash paid for debt issuance costs	—	(2,006)
Payment of dividends on preferred stock	—	(1,896)
Cash paid for employee taxes on vested restricted shares and stock option exercises	(636)	(2,211)
Proceeds from exercises of warrants	1,499	22,102
Common stock, preferred stock, and warrant repurchases under share repurchase programs	—	(26,586)
Tender offer repurchase of common stock and preferred stock	(50,370)	—
Total cash used in financing activities	$(9,540)	$(18,605)
Change in cash and cash equivalents	10,699	(2,356)
Cash and cash equivalents, beginning of year	60,260	62,616
Cash and cash equivalents, end of year	$70,959	$60,260

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net income	$11,592	$14,932	$24,300	$30,820
Adjustments:
Discontinued operations income	—	—	—	(81)
Interest expense, net (1)	2,737	1,521	13,279	6,591
Income tax expense (benefit)	4,740	3,042	7,573	(2,620)
Depreciation, amortization, and disposals (2)	3,112	2,731	11,102	9,214
Operational transformation initiatives	6,401	4,161	10,594	17,708
Foreign currency hedges	—	719	109	(109)
Share-based compensation	1,127	248	4,273	2,628
Product redesign initiatives	3,663	1,727	10,540	6,253
Other	(3)	29	59	(25)
Adjusted EBITDA	$33,369	$29,110	$81,829	$70,379
Adjusted EBITDA margin (percentage of net sales)	9.7%	8.8%	8.0%	6.9%

(1) Includes $0.1 million and $0.4 million for the three months and fiscal year ended September 28, 2019, respectively, representing interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million and $0.7 million for the three months and fiscal year ended September 28, 2019, respectively, representing amortization charges on right-to-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net cash provided by operating activities	$74,819	$41,331	$55,706	$48,353
Cash paid for fixed and acquired intangible assets	(5,360)	(16,546)	(35,514)	(32,118)
Free cash flow	$69,459	$24,785	$20,192	$16,235
Cash paid for product redesign initiatives	(1,386)	(1,727)	(4,740)	(6,253)
Cash paid for operational transformation initiatives	(6,401)	(4,161)	(10,594)	(17,708)
Adjusted free cash flow	77,246	30,673	35,526	40,196

Reconciliation of Net Income to Adjusted Net Income

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net income	$11,592	$14,932	$24,300	$30,820
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	4,801	3,121	7,946	13,281
Product redesign initiatives	2,747	1,295	7,905	4,690
Foreign currency hedges	—	539	82	(82)
Share-based compensation	845	186	3,205	1,971
Discontinued operations income	—	—	—	(61)
Other	(2)	22	44	(19)
Adjusted net income, non-GAAP	$19,983	$20,095	43,481	50,601
Less: preferred stock dividends	—	181	—	1,896
Adjusted net income available to common stockholders, non-GAAP	$19,983	$19,914	43,481	48,705

(1) Amounts are net of estimated statutory tax rates of 25%.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Fiscal Year Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Diluted earnings per share	$0.43	$0.52	$0.90	$1.08
One-time charge adjustments, net of tax benefit or expense	0.31	0.18	0.71	0.69
Adjusted diluted earnings per share, non-GAAP (1)	$0.74	$0.70	$1.61	$1.77
Weighted average dilutive shares outstanding	26,904,766	28,579,670	27,043,814	28,616,862

(1) Numerator is adjusted net income, non-GAAP for all periods presented